EXHIBIT 3.56

REGULATIONS

OF

ALCOA HOME EXTERIORS, INC.

ARTICLE I

IDENTIFICATION

Section 1. Offices.  The principal business address of the Company shall be at 1501 Michigan Street, Sidney, Shelby County, Ohio.  The Company may also have offices at such other locations as the business of the Company may require.
Section 2. Fiscal Year.  The fiscal year of the Company shall end on the 31st day of December.

ARTICLE II

SHAREHOLDERS’ MEETINGS

Section 1. Place of Meetings.  Meetings of the shareholders of the Company shall be held at the principal office of the Company or at such other place within or without the State of Ohio as may be fixed from time to time by the Board of Directors.
Section 2. Annual Meeting.  The annual meeting of the shareholders shall be held on the first Tuesday in April at 10:00 o’clock A.M., Eastern Standard Time, or on such other day or at such other time as may be fixed by the Board of Directors.
Section 3. Special Meeting.  Special meetings of the shareholders may be called by the President, a majority of the Board of Directors acting with or without a meeting or the holders of one-tenth or more in value of the outstanding stock of the Company.
Section 4. Notice.  Written notice stating the time, place and purposes of a meeting of the shareholders shall be given to each shareholder of record, either in person or by letter mailed to the last known address of the shareholder, in either case not less than seven nor more than sixty days before the date of the meeting.  Such notice shall be given by the President, a Vice President or the Secretary of the Company.

Section 5. Quorum.  The holders of a majority of the shares entitled to vote, present in person or by proxy, shall constitute a quorum for the transaction of business at a meeting of the shareholders.  The shareholders present at a duly organized meeting can continue to do business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum.  If at any meeting a quorum shall not be present, a majority vote of the shares represented may adjourn the meeting from time to time until a quorum shall be present.
Section 6. Voting.  Each question shall be decided by the vote of a majority of the shares represented at any duly organized meeting of the shareholders and entitled to vote on such question, unless otherwise specially provided by law.

ARTICLE III

BOARD OF DIRECTORS

Section 1. Number.  The number of Directors shall be determined from time to time by the shareholders and shall not be more than eight.
Section 2. General Powers.  The Board of Directors shall have power in general to manage the business of the Company consistent with the law, the Articles of Incorporation of the Company and these Regulations, and may from time to time adopt such by-laws and rules regarding the powers, duties and compensation of the respective officers, assistant officers and agents and the conduct of the Company’s business as the Board may deem proper and expedient.

Section 3. Election.  At each annual meeting of the shareholders, the shareholders shall elect Directors each of whom shall hold office for a term of one year and until his successor shall have been elected and qualified.
Section 4. Vacancies.  Any vacancies in the Board of Directors, including those resulting from an increase in the number of Directors, may be filled for the unexpired term by a majority vote of the shareholders or by a majority vote of the remaining members of the Board of Directors.
Section 5. Annual Meeting.  The Board of Directors shall without notice meet each year upon adjournment of the annual meeting of the shareholders, at the principal office of the Company, or at such other time or place as shall be designated in a notice given to all nominees for Director, for the purposes of organization, fixing of times and places for regular meetings of the Board for the ensuing year, election of officers and consideration of any other business that may properly be brought before the meeting.
Section 6. Regular Meetings.  Regular meetings of the Board of Directors shall be held at such times and places as shall be fixed at the annual meeting of the Board or as may be otherwise fixed by a majority of the Directors or designated in a notice of the meeting.
Section 7. Special Meetings.  Special meetings of the Board of Directors may be called by the Chairman of the Board, the President, the Secretary or any two Directors.
Section 8. Notice of Regular and Special Meetings.  No notice of a regular meeting of the Board of Directors shall be necessary if the meeting is held at the time and place fixed by the Board at its annual meeting.  Notice of any regular meeting to be held at another time or place and of all special meetings of the Board of Directors, setting forth the time and place of the meeting, and in the case of a special meeting the purpose or purposes thereof, shall be given by letter, telegram or other writing deposited in the United States mail or with a telegraph office for transmission not later than during the third day immediately preceding the day for such meeting, or by word of mouth, telephone or other oral means, received not later than during the second day immediately preceding the day for such meeting.

Section 9. Quorum.  A majority of the whole authorized number of Directors shall be necessary to constitute a quorum for the transaction of business at a meeting of the Board of Directors.  If at any meeting a quorum shall not be present, a majority of the Directors present may adjourn the meeting from time to time until a quorum shall be present.
Section 10. Executive Committee.  The Board of Directors may, by resolution adopted by a majority of the whole Board, designate three or more of the Directors to constitute an Executive Committee which to the extent provided in such resolution shall have and exercise the authority of the Board of Directors in the management of the business and affairs of the Company.  A majority of the members of such Committee shall constitute a quorum for the transaction of business by such Committee, and the acts of a majority of the Committee members present at a meeting at which a quorum is present shall be the acts of the Committee.

ARTICLE IV

GENERAL MEETING PROVISIONS

Section 1. Waiver of Notice.  A written waiver of notice of a meeting, signed by the person or persons entitled to such notice, whether before or after the time stated therein, and filed with the records of the meeting shall be deemed equivalent to the giving of such notice.  Neither the business to be transacted at nor the purpose of the meeting need be specified in the waiver of notice of such meeting.  Attendance of a person, either in person or by proxy, at any meeting shall constitute a waiver of notice of such meeting, except where a person attends a meeting for the express purpose of objecting to the transaction of any business because the meeting was lawfully called or convened.
Section 2. Action Without Meeting.  Any action required or permitted to be taken at any meeting of the shareholders or of the Board of Directors or a committee thereof may be taken without a meeting if all shareholders or members of the Board or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the shareholders, Board or committee.

ARTICLE V

OFFICERS

Section 1. Election.  The Board of Directors at its annual meeting shall elect a President, a Secretary and a Treasurer, and may elect a Chairman of the Board, one or more Vice Presidents, a Controller and such other officers and assistant officers as the Board may deem appropriate.  The Board of Directors shall from time to time designate the Chief Executive Officer who shall be either the Chairman of the Board or the President.  The Board of Directors may also, from time to time, elect such other officers and assistant officers and appoint such agents as it may deem appropriate.  The Board of Directors shall have power to define the duties of all officers, assistant officers and agents, except to the extent that such duties are otherwise specified herein.

Section 2. Term of Office.  Each officer and assistant officer shall hold office until the end of the term of the Board of Directors by which he is elected and until his successor shall have been elected, but any officer or assistant officer may be removed, with or without cause, at any time by the vote of a majority of the members of the Board then in office.
Section 3. Chairman of the Board.  The Chairman of the Board shall preside at all meetings of the shareholders and of the Board of Directors at which he is present.
Section 4. President.  The President shall, in general, perform all duties incident to the office of President.  He shall be a member ex officio of all committees of management appointed by him.  In the absence of the Chairman of the Board, he shall preside at meetings of shareholders and of the Board of Directors.
Section 5. Vice Presidents.  Each Vice President shall have such powers and perform such duties as the President may from time to time delegate to him.  At the request of the President, any Vice President may, in the case of the absence or inability to act of the President, temporarily act in his place.  In the case of the death of the President, or in the case of his absence or inability to act without having designated a Vice President to act temporarily in his place, the Vice President longest in service as Vice President shall perform the duties of the President except as shall be otherwise designated by the Board of Directors.  A Vice President who is not a Director shall not preside at any meeting of the Board of Directors.

Section 6. Secretary.  The Secretary shall attend meetings of the shareholders and the Board of Directors, shall keep minutes thereof in suitable books, and shall send out all notices of meetings as required by law or these Regulations.  He shall be ex officio an Assistant Treasurer.  He shall, in general, perform all duties incident to the office of Secretary.
Section 7. Treasurer.  The Treasurer shall receive all money paid to the Company and keep or cause to be kept accurate accounts of all money received or payments made in books kept for that purpose.  He shall deposit all money received by him in the name and to the credit of the Company in such bank or other place or places of deposit as the Board of Directors or any officer or assistant officer of the Company duly authorized by the Board of Directors shall designate.  He shall be ex officio an Assistant Secretary.  He shall, in general, perform all duties incident to the office of Treasurer.
Section 8. Controller.  The Controller shall be responsible for the installation and supervision of all accounting records, including the preparation and interpretation of financial statements, the continuous audit of accounts and records, the compilation of production costs and cost distributions and the taking and valuation of physical inventories.  He shall also be responsible for the preparation and filing of tax returns, the supervision of all matters relating to taxes, the maintenance of adequate records of authorized appropriations and the approval for payment of all checks and vouchers.  He shall, in general, perform all duties incident to the office of Controller.

Section 9. Assistant Officers.  Each assistant officer shall perform such duties as may be delegated to him by the officer to whom he is an assistant, and in the absence of disability of such officer may perform the duties of his office.
Section 10. Signing Checks, Notes, Etc.  Unless otherwise provided by resolution of the Board of Directors of the Company, no note or other obligation shall be made except jointly by the President or a Vice President and the Secretary, Treasurer or an Assistant Treasurer.  Any one of the following persons, viz., the President, a Vice President, the Treasurer or an Assistant Treasurer, or any other person who shall be designated by the Board of Directors shall have the power, in the name and on behalf of the Company (a) to sign checks, vouchers and drafts, and (b) to endorse for collection all checks and other negotiable instruments.

ARTICLE VI

STOCK CERTIFICATES

Stock certificates shall be in such form as the Board of Directors may from time to time determine.

ARTICLE VII

AMENDMENTS

These Regulations may be adopted, amended or repealed by the written assent of the holders of two thirds (2/3rds) of the stock of the Company, or by the vote of the owners of a two-thirds (2/3rds) of the stock at a meeting called for that purpose.